Exhibit 99.1

Capstone Publishes Investor FAQ Detailing 72% Reduction in Convertible Principal and Reaffirming FY2026 Guidance

FAQ details capital structure progress and operating outlook, including FY2026 guidance of $72.1M in revenue and approximately 322% EBITDA growth

NEW YORK--(BUSINESS WIRE)--Capstone Holding Corp. (NASDAQ: CAPS), a tech-enabled building products distribution platform, today published an investor FAQ on the Company’s website detailing recent progress on its convertible debt, working capital facilities, and FY2026 outlook.

A key disclosure in the FAQ is that as of May 1, approximately 72% of the original convertible-note principal has been converted, leaving $1.90 million outstanding.

The FAQ addresses questions submitted by shareholders following the Company’s April 16, 2026 earnings release and reaffirms the Company’s FY2026 outlook: revenue of $72.1 million, up 54%; gross profit of approximately $18.7 million, up 73%; and EBITDA of approximately $3.8 million, an approximate 322% increase year-over-year. A positive EBITDA run-rate is expected beginning in Q2.

“We’ve heard the questions our shareholders are asking, and this FAQ answers them directly,” said Matthew Lipman, Chief Executive Officer of Capstone. “We believe the capital structure is materially better than it was a year ago, and the operating business is materially larger. We expect both trends to continue.”

Highlights from the FAQ:

1.

Convertible Note Reduction: Of the $6.82 million in convertible-note principal originally issued in July and October 2025, approximately $4.92 million—or 72%—has been converted as of May 1, leaving $1.90 million outstanding.

2.

Working Capital Facility: At year-end 2025, Capstone had approximately $7.9 million drawn against its $11.5 million Beacon Bank & Trust revolver and was in compliance with all financial covenants, including Cash Flow Coverage and Tangible Net Worth requirements. Management is in active extension discussions and expects the facility to be extended.

3.	FY2026 Outlook Reaffirmed: $72.1 million revenue, ~$18.7 million gross profit, 26% gross margin, and approximately $3.8 million of EBITDA, with a positive EBITDA run-rate expected beginning in Q2.

Access to Full Materials

The complete FAQ is available in the Investor Relations section of the Company’s website at https://capstoneholdingcorp.com/capstone-faq-may-2026/. The Company’s most recent Form 8-K filed with the Securities and Exchange Commission is available at sec.gov.

About Capstone Holding Corp.

Capstone Holding Corp. (NASDAQ: CAPS) is a national, technology-enabled building products distribution platform optimizing supply chains across 38 U.S. states and Canada. Through its Instone operating platform and inventory portal, the Company aggregates and delivers proprietary stone veneer, hardscape materials, and modular masonry systems. Capstone’s model combines digital infrastructure, owned-inventory logistics, and disciplined acquisitions to drive scalable margin expansion and operating leverage across its growing platform.

Forward-Looking Statements

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events and performance, including guidance regarding revenue and EBITDA targets, M&A strategy, use of capital, and operating outlook. Actual results may differ materially from those projected due to a range of factors, including but not limited to acquisition timing, macroeconomic conditions, and execution risks. Please review the Company’s filings with the SEC for a full discussion of risk factors. Capstone undertakes no obligation to revise forward-looking statements except as required by law.

Investor Contact

Investor Relations

Capstone Holding Corp.

investors@capstoneholdingcorp.com

www.capstoneholdingcorp.com